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                                                                   EXHIBIT 10.11

                                AMENDMENT NO. 1
                                      TO
                               WEEKS CORPORATION
                           1998 INCENTIVE STOCK PLAN


          The Incentive Stock Plan of Weeks Corporation (the "Plan") hereby is amended in accordance with the terms of this Amendment to Weeks Corporation 1998 Incentive Stock Plan (the "Amendment"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

          WHEREAS, Weeks Corporation (the "Company") adopted the Plan on May 20, 1998, to attract and provide incentives to officers, key employees and Directors of the Company;

          WHEREAS, the Plan automatically grants each Director (i) 4,000 options to purchase shares of common stock, par value $.01 per share, of the Company ("Common Stock"), on the date he first serves as a Director and (ii) 3,000 options to purchase Common Stock on December 31 of each calendar year;

          WHEREAS, the Board of Directors believes it is in the best interests of the Company to increase the number of shares of Common Stock underlying the stock options granted to Directors of the Company; and

          WHEREAS, Section 15 of the Plan provides that the Board may amend the Plan from time to time.

          NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of the date that this Amendment is executed by a duly authorized officer of the Company, by deleting Section 7.3 in its entirety and replacing it with the following:

          "7.3  Grants to Directors.  Each Director automatically shall be
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          granted (without any further action on the part of the Committee) a
          Non-ISO under this Plan as of the first day he first serves as a Director to purchase 5,000 shares of Stock at an Option Price equal to the Fair Market Value of a share of Stock on the date of such grant. Thereafter, each Director who is serving as such on December 31 of each calendar year and who has served as such for more than one full year automatically shall be granted (without any further action on the part of the Committee) a Non-ISO under this Plan as of December 31 of such calendar year to purchase 5,000 shares of Stock at an Option Price equal to the Fair Market Value of a share of Stock on the date of such grant. Each Non-ISO granted under this Plan to a Director shall be evidenced by an Option Certificate, shall be exercisable in full upon grant and shall expire 90 days after a Director ceases to serve as such or, if earlier, on the tenth anniversary of the date of
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          the grant of the Non-ISO. A Non-ISO granted to a Director under this
          (S) 7.3 shall conform in all other respects to the terms and conditions of a Non-ISO under this Plan, and no Director shall be eligible to receive an Option under this Plan except as provided in this (S) 7.3. A grant of a Non-ISO to a Director under this (S) 7.3 is intended to be granted in a manner which continues to allow such Director to be a "non-employee director" within the meaning of Rule 16b-3 and an "outside director" within the meaning of (S) 162(m) of the Code, and all Non-ISOs granted to Directors under this (S) 7.3 shall be construed to effect such intent."

          Except as amended and modified by this Amendment, all terms and provisions of the Plan shall be and remain in full force and effect.



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     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment to evidence its adoption hereof.

                              WEEKS CORPORATION


                              By: /s/ David P. Stockert
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                              Date:
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